Mail Stop 0306


	April 6, 2005



Via Facsimile and U.S. Mail

Mr. Don R. Madison
Vice President and Chief Financial Officer
Powell Industries, Inc.
8550 Mosley Drive
Houston, TX  77075-1180


	Re:	Powell Industries, Inc.
		Form 10-K for the fiscal year ended October 31, 2004
			Filed January 31, 2005
		Form 8-K dated December 15, 2004
		File No. 001-12488

Dear Mr. Madison:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


						Sincerely,


						Martin F. James
						Senior Assistant Chief Accountant